Free Writing Prospectus

Registration Statement No. 333-191493

Filed pursuant to Rule 433

March 11, 2014

Summit Midstream Partners, LP

Term Sheet

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus supplement dated March 10, 2014 relating to these securities.

Issuer:	Summit Midstream Partners, LP (NYSE: SMLP)

Offering Size:	9,000,000 common units representing limited partner interests in SMLP, including:

• 5,300,000 common units offered by SMLP; and • 3,700,000 common units offered by Summit Midstream Partners Holdings, LLC (the “selling unitholder”)

Offering Price:	$38.75 per common unit

Option to Purchase Additional Units:	1,350,000 additional common units offered by the selling unitholder (30 days)

Proceeds, Net of Underwriting Discounts, Commissions and Offering Expenses, to SMLP:	Approximately $202.3 million, including the general partner’s proportionate capital contribution of approximately $4.2 million to maintain its 2% general partner interest.

SMLP will not receive any proceeds from the common units sold by the selling unitholder.

Trade Date:	March 12, 2014

Settlement Date:	March 17, 2014

Underwriters:	Barclays Capital Inc.
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Morgan Stanley & Co. LLC
Deutsche Bank Securities Inc.
RBC Capital Markets, LLC
Citigroup Global Markets Inc.
Goldman, Sachs & Co.
Wells Fargo Securities, LLC
Robert W. Baird & Co. Incorporated
BB&T Capital Markets, a division of BB&T Securities, LLC

Stabilizing Transactions:

Prior to purchasing the common units being offered pursuant to the preliminary prospectus supplement, on March 11, 2014, Barclays Capital Inc. purchased, on behalf of the syndicate, 30,000 common units at an average price of $38.30 per unit in stabilizing transactions.

Additional Information:

Summit Midstream Partners, LP has filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the U.S. Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and the preliminary prospectus supplement and other documents the issuer has filed with the SEC for more complete information about Summit Midstream Partners, LP and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Additionally, a copy of the preliminary prospectus supplement and prospectus relating to the offering may also be obtained from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Phone: (888) 603-5847, Email: barclaysprospectus@broadridge.com; BofA Merrill Lynch, 222 Broadway, New York, New York 10038, Attn: Prospectus Department, Email: dg.prospectus_requests@baml.com; Morgan Stanley, Attn: Prospectus Department, 180 Varick Street, 2nd Floor, New York, New York 10014, Phone: (866) 718-1649, Email: prospectus@morganstanley.com; Deutsche Bank Securities, Attn: Prospectus Group, 60 Wall Street, New York, New York 10005-2836, Phone: (800) 503-4611, Email: prospectus.cpdg@db.com; RBC Capital Markets, Attn: Equity Syndicate, Three World Financial Center, 200 Vesey Street, 8th Floor, New York, New York 10281-8098, Phone: (877) 822-4089; Citigroup, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, Phone: (800) 831-9146, Email: batprospectusdept@citi.com; Goldman, Sachs & Co., Attn: Prospectus Department, 200 West Street, New York, New York 10282, Phone: (866) 471-2526, Email: prospectus-ny@ny.email.gs.com; Wells Fargo Securities, Attn: Equity Syndicate Dept., 375 Park Avenue, New York, New York 10152, Phone: (800) 326-5897, Email: cmclientsupport@wellsfargo.com.